Exhibit 10.8

Diversey Holdings, Ltd.

March 14,2021

Mark Burgess

900 Brickell Key Blvd. Unit 2104

Miami, Florida 33131

Re:           Vesting and Lock-Up Provisions

Dear Mr. Burgess ("you"):

In connection with the closing (the "Closing") of the contemplated initial public offering (the "IPO") of ordinary shares of Diversey Holdings, Ltd., a Cayman Islands exempted company (the "Company"), the parties hereto agree as follows:

I. Equity Holdings. For purposes of convenience, below is a summary of your current management equity incentive plan ("MEIP") and co-invest securities of Constellation (BC) Poolco S.C.A. ("Poolco"), the number of estimated Company ordinary shares to be issued in respect thereof and the estimated dollar value thereof as of the Closing.

Co-Invest Poolco Shares	MEIP Poolco Shares	Estimated Number of Company Ordinary Shares to be Issued in Respect of Poolco Shares	Estimated Value of Company Ordinary Shares upon IPO
318,761		105,129	$2,050,016
	715,384 (CEO Grant)	724,520*	$14,128,140*
	89,424 (Board Grant)**	90,566*	$1,766,037*

*In determining (i) the number of Company ordinary shares to be issued to you in respect of your MEIP Poolco shares and (ii) the estimated value of your Company ordinary shares upon consummation of the JPO, only the distributions due in respect of your MEIP Class B Poolco shares were included, as you had waived your right to receive distributions in respect of your MEIP Class C-E Poolco shares pursuant to your transition and separation agreement.

**The economics due in respect of your Board Grant represent the value of the time-vesting portion of your 357,692 MEIP Poolco shares, whereby you had 25% time-vested after one year of service and waived your right to distributions that derive from the MEIP Class C-E Poolco shares, and will be effected by way of unwinding a portion (i.e., 12.45%) of your prior waiver of the distributions that derive from the MEIP Class C-E Poolco shares comprising your CEO Grant.

2.	Bonus. Upon the earlier of (i) the consummation of the Closing and (ii) April 30, 2021, the Company will pay you a one-time cash bonus in the amount of $50,000, satisfying in full all obligations of the Company for your prior service on the board of the Company's affiliate. You will be fully responsible for any and all taxes due in connection therewith.

3.	Lock-Up. In connection with the !PO, you will enter into an agreement with an affiliate of the Company pursuant to which you will receive ordinary shares of the Company (the "Contribution and Exchange Agreement"). Such Contribution and Exchange Agreement shall contain the following terms governing restrictions on Transfer of your Ordinary Shares:

During the period commencing on the date of the consummation of the Company's initial public offering (the "Closing") and continuing until the calendar date that is the second anniversary of the Closing (the "Restricted Period"), you shall not (a) offer, sell, contract to sell, pledge, transfer, assign or otherwise dispose of (whether with or without consideration and whether voluntarily, involuntarily or by operation oflaw) (any of the foregoing, a "Transfer") any Shares held by you (or any securities convertible into or exchangeable or exercisable for such Shares), whether now owned or hereinafter acquired (collectively, the "Restricted Securities"), (b) enter into a transaction which would have the same effect as any action described in the foregoing clause (a), or (c) enter into any swap, hedge or other arrangement that Transfers, in whole or in part, any of the economic consequences or ownership of any Restricted Securities, in each case, unless consented to in writing by the Board (provided, that, if any member of the Board at such time has been nominated by certain investment funds affiliated with Bain Capital Private Equity ("Bain Capital"), pursuant to that certain Investor Rights Agreement, by and among the Company, Bain Capital and the other parties thereto, such consent must include the affirmative vote of at least one such nominee). Notwithstanding the foregoing, (i) you shall be automatically released from the foregoing restrictions with respect to 20% of your Shares (and such number of Shares shall cease to be Restricted Securities) on the date that is 120 days after the Closing, and (ii) in the event that Bain Capital or any of its Affiliates sells Shares during the Restricted Period, you shall be automatically released from the foregoing restrictions with respect to a number of Shares (and such number of Shares shall cease to be Restricted Securities) equal to the percentage of the Shares that is sold by Bain Capital and its Affiliates (collectively) in any sale transaction following the Closing (determined by reference to the number of Shares held by you and Bain Capital (including its Affiliates), respectively, as of immediately following the Closing, and taking into account the number of Shares released pursuant to the foregoing clause (i)), which release shall be effective as of the close of trading on the fifth (5) business day following the closing of such sale transaction by Bain Capital or its Affiliates. By way of example, if Bain Capital and its Affiliates sell 25% of their Shares in a transaction, the restrictions herein shall cease to apply with respect to 25% of your Shares (inclusive of the number of Shares released pursuant to clause (i) above - i.e. if 20% of your Shares had already been released pursuant to clause (i), then an additional 5% of your Shares would be released in connection with the Bain Capital sale transaction).

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Contribution and Exchange Agreement.

This letter agreement may be executed in two or more counterparts (including by electronic transmission), each of which shall be deemed an original, but which together shall constitute one in the same agreement.

* * * * *

If the above correctly reflects your understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this letter agreement.

DIVERSEY HOLDINGS, LTD.

By:	/s/ Jonathan Penn
Name: Jonathan Penn
Title: Director

March 14, 2021

Accepted and Agreed as of
the date first written above:

By: /s/ Mark Burgess
Name: Mark Burgess